                                                                      Exhibit 12

                                RAYTHEON COMPANY
                       STATEMENT REGARDING COMPUTATION OF
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                  (dollar amounts in millions except for ratio)
    (excludes RE&C for all periods except for interest, which includes RE&C)
          (excludes AIS for all periods except for 1997, includes AIS interest for all periods) (1)

                                                             FISCAL YEAR ENDED                            SIX MONTHS ENDED
                                               1997      1998      1999      2000       2001       June 30, 2002    July 1, 2001
                                             --------- --------- --------- ---------  ----------   ---------------  --------------
Income from continuing operations before
   taxes per statements of income            $    760  $  1,579  $    961  $    837   $     112    $          533   $         400

Add:
Fixed charges                                     429       813       859       876         807               346             420
Amortization of capitalized interest                2         2         2         2           2                 1               1

Less:
Capitalized interest                                4         2         2         2           1                 -               -
                                             --------- --------- --------- ---------  ----------   ---------------  --------------
       Income as adjusted                    $  1,187  $  2,392  $  1,820  $  1,713   $     920    $          880   $         821
                                             ========= ========= ========= =========  ==========   ===============  ==============

Fixed charges:
Portion of rents representative of
   interest factor                           $     28  $     72  $    117  $     95   $      92    $           46   $          46
Interest costs                                    397       739       740       779         714               300             374
Capitalized interest                                4         2         2         2           1                 -               -
                                             --------- --------- --------- ---------  ----------   ---------------  --------------
       Fixed charges                              429       813       859       876         807               346             420
                                             --------- --------- --------- ---------  ----------   ---------------  --------------

Equity security distributions                       -         -         -         -          78 (2)             7               3
                                             --------- --------- --------- ---------  ----------   ---------------  --------------

Combined fixed charges and preferred
   stock dividends                           $    429  $     813 $    859  $    876   $     885    $          353   $         423
                                             ========= ========= ========= =========  ==========   ===============  ==============

Ratio of earnings to combined fixed
   charges and preferred stock dividends          2.8       2.9       2.1       2.0         1.0               2.5             1.9
                                             ========= ========= ========= =========  ==========   ===============  ==============


(1) The ratios for all periods presented, except for 1997, have been restated to exclude AIS, which was sold in the first quarter of 2002 and is included in discontinued operations. The Company determined that it was impracticable to exclude AIS in 1997 due to the significant acquisitions, divestitures, and reorganizations that occurred during 1997.

(2) Earnings of $78 million were required to cover $7 million of equity security distributions because the Company's effective tax rate for the year ended December 31, 2001 was 91.1 percent.